Exhibit 10.3

LEASE

BY AND BETWEEN

ACQUIPORT DFWIP, INC.,
A DELAWARE CORPORATION,

AS LANDLORD

AND

PRECISE MACHINE PARTNERS, L.L.P.,
A TEXAS LIMITED LIABILITY PARTNERSHIP,

AS TENANT

MULTI-TENANT INDUSTRIAL NET LEASE

REFERENCE PAGES

BUILDING:	Trinity Boulevard
LANDLORD:	Acquiport DFWIP, Inc., a Delaware corporation
LANDLORD’S ADDRESS:	c/o RREEF Management Company, 1406 Halsey Way, Suite 110, Carrollton, TX 75007
WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	Acquiport DFWIP, Inc., 75 Remittance Drive, Suite 1125, Chicago, IL 60675-1125
LEASE REFERENCE DATE:	May 19, 2008
TENANT:	Precise Machine Partners, L.L.P., a Texas limited liability partnership
TENANT’S NOTICE ADDRESS:
(a) As of beginning of Term:	14813 Trinity Boulevard, Fort Worth, TX 76155
(b) Prior to beginning of Term (if different):	2215 River Hill Road, Irving, TX 75061
PREMISES ADDRESS:	14813 Trinity Boulevard, Fort Worth, TX 76155
PREMISES RENTABLE AREA:	Approximately 21,032 sq. ft. (for outline of Premises see Exhibit A)
USE:	General office and the storage, distribution, fabrication, machining, finishing, and assembly of aircraft components (some of which may be sold for non-aircraft use)
SCHEDULED COMMENCEMENT DATE:	July 1, 2008
TERM OF LEASE:
Approximately five (5) years, two (2) months and zero (0) days beginning on the Commencement Date and ending on the Termination Date. The period from the Commencement Date to the last day of the same month is the “Commencement Month.”

TERMINATION DATE:
The last day of the sixty-second (62nd) full calendar month after (if the Commencement Month is not a full calendar month), or from and including (if the Commencement Month is a full calendar month), the Commencement Month

ANNUAL RENT and MONTHLY INSTALLMENT
OF RENT (Article 3):

Period		Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	through
7/1/08	8/31/08	21,032	$-0-	$-0-	$-0-
9/1/08	8/31/11	21,032	$4.50	$94,644.00	$7,887.00
9/1/11	8/31/13	21,032	$4.80	$100,953.60	$8,412.80

INITIAL ESTIMATED MONTHLY INSTALLMENT OF RENT ADJUSTMENTS (Article 4):	$2,681.58
TENANT'S PROPORTIONATE SHARE:	23.2%
SECURITY DEPOSIT:	None
ASSIGNMENT/SUBLETTING FEE:	$1,000.00
REAL ESTATE BROKER DUE COMMISSION:	CB Richard Ellis and RREEF Management Company
TENANT'S SIC CODE:	3728
AMORTIZATION RATE:	Ten Percent (10%) per annum

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes Exhibits A through F, all of which are made a part of this Lease.

LANDLORD: ACQUIPORT DFWIP, INC., a Delaware corporation		TENANT: PRECISE MACHINE PARTNERS, L.L.P., a Texas limited liability partnership

By:	_____________________________________	By:	_____________________________________
Name:	Anthony James	Name:	_____________________________________
Title:	Vice President	Title:	_____________________________________
Dated:	________________________________, 2008	Dated:	________________________________, 2008

TABLE OF CONTENTS
                                                    Page

1.	USE AND RESTRICTIONS ON USE	1
2.	TERM	4
3.	RENT	5
4.	RENT ADJUSTMENTS	5
5.	INTENTIONALLY DELETED	9
6.	ALTERATIONS	9
7.	REPAIR	9
8.	LIENS	10
9.	ASSIGNMENT AND SUBLETTING	11
10.	INDEMNIFICATION	13
11.	INSURANCE	13
12.	WAIVER OF SUBROGATION	14
13.	SERVICES AND UTILITIES	14
14.	HOLDING OVER	14
15.	SUBORDINATION	15
16.	RULES AND REGULATIONS	15
17.	REENTRY BY LANDLORD	15
18.	DEFAULT	15
19.	REMEDIES	16
20.	TENANT'S BANKRUPTCY OR INSOLVENCY	19
21.	QUIET ENJOYMENT	20
22.	CASUALTY	20
23.	EMINENT DOMAIN	21
24.	SALE BY LANDLORD	22

25.	ESTOPPEL CERTIFICATES	:22
26.	SURRENDER OF PREMISES	22
27.	NOTICES	23
28.	TAXES PAYABLE BY TENANT	23
29.	INTENTIONALLY DELETED	23
30.	DEFINED TERMS AND HEADINGS	23
31.	TENANT'S AND LANDLORD'S AUTHORITY	24
32.	FINANCIAL STATEMENTS AND CREDIT REPORTS	24
33.	COMMISSIONS	24
34.	TIME AND APPLICABLE LAW	25
35.	SUCCESSORS AND ASSIGNS	25
36.	ENTIRE AGREEMENT	25
37.	EXAMINATION NOT OPTION	25
38.	RECORDATION	25
39.	CONDITION TO EFFECTIVENESS	25
40.	RENEWAL OPTION	25
41.	EXTERIOR SIGN	26
42.	LIMITATION OF LANDLORD'S LIABILITY	26

EXHIBIT A--FLOOR PLAN DEPICTING THE PREMISES
EXHIBIT A-1--SITE PLAN
EXHIBIT B -- INITIAL ALTERATIONS
EXHIBIT C -- COMMENCEMENT DATE MEMORANDUM
EXHIBIT D -- RULES AND REGULATIONS
EXHIBIT E -- HAZARDOUS MATERIALS SCHEDULE
EXHIBIT F -- LOCATION OF ADDITIONAL PARKING SPACES

MULTI-TENANT INDUSTRIAL NET LEASE

REFERENCE PAGES

BUILDING:	Trinity Boulevard
LANDLORD:	Acquiport DFWIP, Inc., a Delaware corporation
LANDLORD’S ADDRESS:	c/o RREEF Management Company, 1406 Halsey Way, Suite 110, Carrollton, TX 75007
WIRE INSTRUCTIONS AND/OR ADDRESS FOR RENT PAYMENT:	Acquiport DFWIP, Inc., 75 Remittance Drive, Suite 1125, Chicago, IL 60675-1125
LEASE REFERENCE DATE:	May 19, 2008
TENANT:	Precise Machine Partners, L.L.P., a Texas limited liability partnership
TENANT’S NOTICE ADDRESS:
(a) As of beginning of Term:	14813 Trinity Boulevard, Fort Worth, TX 76155
(b) Prior to beginning of Term (if different):	2215 River Hill Road, Irving, TX 75061
PREMISES ADDRESS:	14813 Trinity Boulevard, Fort Worth, TX 76155
PREMISES RENTABLE AREA:	Approximately 21,032 sq. ft. (for outline of Premises see Exhibit A)
USE:	General office and the storage, distribution, fabrication, machining, finishing, and assembly of aircraft components (some of which may be sold for non-aircraft use)
SCHEDULED COMMENCEMENT DATE:	July 1, 2008
TERM OF LEASE:
Approximately five (5) years, two (2) months and zero (0) days beginning on the Commencement Date and ending on the Termination Date. The period from the Commencement Date to the last day of the same month is the “Commencement Month.”

TERMINATION DATE:
The last day of the sixty-second (62nd) full calendar month after (if the Commencement Month is not a full calendar month), or from and including (if the Commencement Month is a full calendar month), the Commencement Month

ANNUAL RENT and MONTHLY INSTALLMENT
OF RENT (Article 3):

Period		Rentable Square Footage	Annual Rent Per Square Foot	Annual Rent	Monthly Installment of Rent
from	through
7/1/08	8/31/08	21,032	$-0-	$-0-	$-0-
9/1/08	8/31/11	21,032	$4.50	$94,644.00	$7,887.00
9/1/11	8/31/13	21,032	$4.80	$100,953.60	$8,412.80

INITIAL ESTIMATED MONTHLY INSTALLMENT OF RENT ADJUSTMENTS (Article 4):	$2,681.58
TENANT'S PROPORTIONATE SHARE:	23.2%
SECURITY DEPOSIT:	None
ASSIGNMENT/SUBLETTING FEE:	$1,000.00
REAL ESTATE BROKER DUE COMMISSION:	CB Richard Ellis and RREEF Management Company
TENANT'S SIC CODE:	3728
AMORTIZATION RATE:	Ten Percent (10%) per annum

The Reference Pages information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Pages information and the Lease, the Lease shall control. This Lease includes Exhibits A through F, all of which are made a part of this Lease.

LANDLORD: ACQUIPORT DFWIP, INC., a Delaware corporation		TENANT: PRECISE MACHINE PARTNERS, L.L.P., a Texas limited liability partnership

By:	_____________________________________	By:	_____________________________________
Name:	Anthony James	Name:	_____________________________________
Title:	Vice President	Title:	_____________________________________
Dated:	________________________________, 2008	Dated:	________________________________, 2008

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises in the Building as set forth and described on the Reference Pages. The Premises are depicted on the floor plan attached hereto as Exhibit A. and the Building is depicted on the site plan attached hereto as Exhibit A-1. The Reference Pages, including all terms defined thereon, are incorporated as part of this Lease.

1.           USE AND RESTRICTIONS ON USE.

1.1           The Premises are to be used solely for the purposes set forth on the Reference Pages. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or unreasonably annoy or disturb them, or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose, or commit any waste. Tenant shall not do, permit or suffer in, on, or about the Premises the sale of any alcoholic liquor without the written consent of Landlord first obtained. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in the Building or appurtenant land, caused or permitted by, or resulting from the specific use by, Tenant, or in or upon, or in connection with, the Premises, all at Tenant's sole expense. Landlord shall cause the parking and sidewalk areas which comprise a portion of the Building to comply with all governmental laws, ordinances, and regulations during the Term of this Lease. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything into the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof.

1.2           (a) Tenant agrees that Tenant and its agents, employees, contractors, licensees, and invitees (collectively, the "Tenant Entities") shall not handle, use, manufacture, store or dispose of any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives (collectively "Hazardous Materials") on, under, or about the Premises, without Landlord's prior written consent (which consent shall not be unreasonably withheld as long as Tenant demonstrates and documents to Landlord's reasonable satisfaction (i) that such Hazardous Materials (A) are necessary or useful to Tenant's business; and (B) will be used, kept, and stored in compliance with all applicable laws relating to any Hazardous Materials so brought or used or kept in or about the Premises; and (ii) that Tenant will give all required notices concerning the presence in or on the Premises or the release of such Hazardous Materials from the Premises). Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover, and the like), provided that Tenant shall handle, store, use and dispose of any such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises or the environment.

(b)           Tenant further agrees that Tenant will not permit any substance to come into contact with groundwater under the Premises. Any such substance coming into contact with groundwater shall, regardless of its inherent hazardous characteristics, be considered a Hazardous Material for purposes of this Lease.

(c)           (i) Notwithstanding the provisions of Paragraph (a), Tenant may handle, store, and use Hazardous Materials, limited to the types, amounts, and use identified in the Hazardous Materials Schedule attached as Exhibit E hereto, so long as such products do not contain hydrocarbons or chlorinated solvents, and so long as such Hazardous Materials are handled, stored, and used on the following conditions: (A) prior to the handling, storage, or use of any of such Hazardous Materials, Tenant shall provide to Landlord a Spill Prevention, Control and Countermeasures Plan, as defined under applicable federal law, which plan is subject to Landlord's prior written approval; and (B) all Hazardous Materials shall be stored, used, and handled within secondary containment devices approved by Landlord, and Tenant shall, at Tenant's sole cost and expense, seal the concrete flooring in any area in which such Hazardous Materials are stored, used, or handled, using a sealant approved by Landlord. If no Hazardous Materials Schedule is attached to this Lease, then this Paragraph (c) shall be of no force and effect. Tenant hereby certifies to Landlord that the information provided by Tenant pursuant to this Paragraph (c) is true, correct, and complete. Tenant covenants to comply with the use restrictions shown on the attached Hazardous Materials Schedule. Tenant's business and operations, and more especially its handling, storage, use and disposal of Hazardous Materials shall at all times comply with all applicable laws pertaining to Hazardous Materials. Tenant shall secure and abide by all permits necessary for Tenant's operations on the Premises. Tenant shall give or post all notices required by all applicable laws pertaining to Hazardous Materials. If Tenant shall at any time fail to comply with this Paragraph (c), Tenant shall immediately notify Landlord in writing of such noncompliance.

(ii) Tenant shall provide Landlord with copies of any Material Safety Data Sheets (as required by the Occupational Safety and Health Act) relating to any Hazardous Materials to be used, kept, or stored at or on the Premises, at least 30 days prior to the first use, placement, or storage of such Hazardous Material on the Premises. Landlord shall have 10 days following delivery of such Material Safety Data Sheets to approve or forbid, in its sole discretion subject to the limitation contained in Paragraph (a) above, such use, placement, or storage of a Hazardous Material on the Premises.

(iii) Tenant shall not store hazardous wastes on the premises for more than 90 days; "hazardous waste" shall have the meaning set forth in the Resource Conservation and Recovery Act of 1976, as amended. Tenant shall not install any underground or above ground storage tanks on the Premises. Tenant shall not dispose of any Hazardous Material or solid waste on the Premises. In performing any alterations of the Premises permitted by this Lease, Tenant shall not install any Hazardous Material in the Premises without the specific prior written consent of Landlord.

(iv) Any increase in the premiums for necessary insurance on the Building which arises from Tenant's use and/or storage of Hazardous Materials shall be solely at Tenant's expense. Landlord shall provide Tenant with written notice of any proposed increase in Landlord's insurance premiums, including applicable documentation from the insurer relating to such increase in premiums, that Landlord claims are related to Tenant's use and/or storage of Hazardous Materials at the Premises. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any Federal, State or local governmental agency with jurisdiction.

(d)           If Landlord, in its sole discretion, believes that the Premises or the environment have become contaminated with Hazardous Materials or similar materials that must be removed under applicable environmental laws, Landlord, in addition to its other rights under this Lease, may enter upon the Premises, after providing Tenant with written notice, and obtain samples from the Premises, including without limitation the soil and groundwater under the Premises, for the purposes of analyzing the same to determine whether and to what extent the Premises or the environment have become so contaminated. Tenant may not perform any sampling, testing, or drilling to locate any Hazardous Materials on the Premises without Landlord's prior written consent; provided, however, Tenant shall have the right to take confirmatory samples of soil and groundwater tested by Landlord, and Landlord will cooperate with Tenant in coordinating the sampling schedules of the environmental consultants involved in such sampling. Tenant shall reimburse Landlord for the costs of any inspection, sampling and analysis that discloses contamination for which Tenant is liable under the terms of this Section 1.2.

(e)           Without limiting the above, Tenant shall reimburse, defend, indemnify and hold each and all of the Landlord Entities (as hereinafter defined) harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys' fees and costs, arising out of and directly related to the use, manufacture, storage, or disposal of Hazardous Materials by Tenant or the Tenant Entities on, under or about the Premises including, without limitation, the costs of any required or necessary investigation, repair, cleanup or detoxification and the preparation of any closure or other required plans in connection herewith, whether voluntary or compelled by governmental authority. The indemnity obligations of Tenant under this clause shall survive any termination of this Lease. At Landlord's option, Tenant shall perform any required or necessary investigation, repair, cleanup, or detoxification of the Premises. In such case, Landlord shall have the right, in its sole discretion, to approve all plans, consultants, and cleanup standards, such approval not to be unreasonably withheld by Landlord. Tenant shall provide Landlord on a timely basis with (i) copies of all documents, reports, and communications with governmental authorities relating to Tenant's obligations under this Section 1.2, and (ii) notice and an opportunity to attend all meetings with regulatory authorities. Tenant shall comply with all notice requirements and Landlord and Tenant agree to cooperate with governmental authorities seeking access to the Premises for purposes of sampling or inspection. No disturbance of Tenant's use of the Premises resulting from activities conducted pursuant to this Paragraph (e) shall constitute an actual or constructive eviction of Tenant from the Premises. In the event that such cleanup extends beyond the termination of this Lease, Tenant's obligation to pay rent (including additional rent and percentage rent, if any) shall continue until such cleanup is completed and any certificate of clearance or similar document has been delivered to Landlord; provided, however, that Tenant shall not be obligated to pay rent for any period of cleanup delay if such delay was caused solely by Landlord ("Landlord Delay"). Rent during such holdover period shall be at market rent; if the parties are unable to agree upon the amount of such market rent, then Landlord shall have the option of (A) increasing the rent for the period of such holdover based upon the increase in the cost-of-living from the third month preceding the commencement date to the third month preceding the start of the holdover period, using such indices and assumptions and calculations as Landlord in its sole reasonable judgement shall determine are necessary; or (B) having Landlord and Tenant each appoint a qualified MM appraiser doing business in the area; in turn, these two independent MAI appraisers shall appoint a third MAI appraiser and the majority shall decide upon the fair market rental for the Premises as of the expiration of the then current term. Landlord and Tenant shall equally share in the expense of this appraisal except that in the event the rent is found to be within fifteen percent of the original rate quoted by Landlord, then Tenant shall bear the full cost of all the appraisal process. In no event shall the rent be subject to determination or modification by any person, entity, court, or authority other than as set forth expressly herein, and in no event shall the rent for any holdover period be less than the rent due in the preceding period.

(f)           Notwithstanding anything to the contrary contained herein, Tenant shall have no liability to Landlord for (i) any Hazardous Materials which are located at the Premises prior to Tenant taking possession of the Premises and have not been placed at the Premises by Tenant, its agents, employees or contractors, or (ii) any Hazardous Materials which are placed or disposed of in or about the Premises by Landlord, its employees, agents, or contractors.

(g)           It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease if (i) the proposed assignee's or sublessee's anticipated use of the Premises involves the generation, storage, use, treatment or disposal of Hazardous Materials; (ii) the proposed assignee or sublessee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such assignee's or sublessee's actions or use of the property in question; or (iii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority with jurisdiction in connection with the use, disposal, or storage of Hazardous Materials.
(h)           Tenant's insurance, if any, insuring against claims of the type dealt with in this Section 1.2 shall be considered primary coverage for claims against the Building and the land on which the Building is located arising out of or under this Section 1.2.

(i)           In the event of (i) any transfer of Tenant's interest under this Lease; or (ii) the termination of this Lease, by lapse of time or otherwise, Tenant shall be responsible for compliance with any and all applicable federal, state or local laws concerning (A) the physical condition of the Premises, Building, or land on which the Building is located, to the extent that Tenant's operations have impacted the Premises, Building, or land on which the Building is located, resulting in violation of applicable federal, state or local laws, or (B) the presence of Hazardous Materials in or on the Premises, Building, or land on which the Building is located (for example, the New Jersey Environmental Cleanup Responsibility Act, the Illinois Responsible Property Transfer Act, or similar applicable state laws), including but not limited to any reporting or filing requirements imposed by such laws. Tenant's duty to pay rent shall continue until Tenant's obligations imposed by applicable environmental laws and regulations are satisfied in full and any certificate of clearance or similar document has been issued by the governmental authority with jurisdiction, excluding any period of Landlord Delay.

(j)           All consents given by Landlord pursuant to this Section 1.2 shall be in writing. If such consents are not given, then such consents will be deemed withheld.

1.3           Tenant and the Tenant Entities will be entitled to the non-exclusive use of the common areas of the Building as they exist from time to time during the Term, including the parking facilities, subject to Landlord's rules and regulations regarding such use. However, in no event will Tenant or the Tenant Entities park more vehicles in the parking facilities than Tenant's Proportionate Share of the total parking spaces available for common use. Tenant's Proportionate Share of the total parking spaces currently available for common use at the Building is thirty-two (32) parking spaces. In addition, Landlord shall allow Tenant to stripe, at Tenant's sole cost and expense, a portion of the loading area adjacent to the Premises, in the location shown on Exhibit F hereto, to provide approximately seventeen (17) additional automobile spaces for Tenant's exclusive use; Tenant shall also be entitled, upon Landlord's prior written approval of Tenant's plans and specifications therefor, to mark or otherwise designate such additional spaces for Tenant's exclusive use. The foregoing shall not be deemed to provide Tenant with an exclusive right to any parking spaces (except the additional striped spaces in Tenant's loading area) or any guaranty of the availability of any particular parking spaces or any specific number of parking spaces.

2.           TERM.

2.1           The Term of this Lease shall begin on the date ("Commencement Date") which shall be the later of the Scheduled Commencement Date as shown on the Reference Pages and the date that Landlord shall tender possession of the Premises to Tenant, and shall terminate on the date as shown on the Reference Pages ("Termination Date"), unless sooner terminated by the provisions of this Lease. Landlord shall tender possession of the Premises with all the work, if any, to be performed by Landlord pursuant to Exhibit B to this Lease substantially completed. The term "substantially completed", as used herein, shall mean that (a) the Leasehold Improvements have been completed except for minor punch list items which can be fully completed without material interference with Tenant's use of the Premises, and (b) such work has been sufficiently completed for the applicable governmental authority to issue a certificate of occupancy to Tenant for the Premises. Tenant shall deliver a punch list of items not completed within thirty (30) days after Landlord tenders possession of the Premises and Landlord agrees to proceed with due diligence to perform its obligations regarding such items. Tenant shall, at Landlord's request, execute and deliver a memorandum agreement provided by Landlord in the form of Exhibit C attached hereto, setting forth the actual Commencement Date, Termination Date and, if necessary, a revised rent schedule. Should Tenant fail to do so within thirty (30) days after Landlord's request, the information set forth in such memorandum provided by Landlord shall be conclusively presumed to be agreed and correct.

2.2           Tenant agrees that in the event of the inability of Landlord to deliver possession of the Premises on the Scheduled Commencement Date for any reason, Landlord shall not be liable for any damage resulting from such inability, but Tenant shall not be liable for any rent until the time when Landlord can, after notice to Tenant, deliver possession of the Premises to Tenant. No such failure to give possession on the Scheduled Commencement Date shall affect the other obligations of Tenant under this Lease, except that if Landlord is unable to deliver possession of the Premises within one hundred twenty (120) days after the Scheduled Commencement Date (other than as a result of strikes, shortages of materials, holdover tenancies or similar matters beyond the reasonable control of Landlord and Tenant is notified by Landlord in writing as to such delay), Tenant shall have the option to terminate this Lease unless said delay is as a result of: (a) Tenant's failure to agree to plans and specifications and/or construction cost estimates or bids; (b) Tenant's request for materials, finishes or installations other than Landlord's standard except those, if any, that Landlord shall have expressly agreed to furnish without extension of time agreed by Landlord; (c) Tenant's change in any plans or specifications; or, (d) performance or completion by a party employed by Tenant (each of the foregoing, a "Tenant Delay"). If any delay is the result of a Tenant Delay, the Commencement Date and the payment of rent under this Lease shall be accelerated by the number of days of such Tenant Delay.

2.3           In the event Landlord permits Tenant, or any agent, employee or contractor of Tenant, to enter, use or occupy the Premises prior to the Commencement Date, such entry, use or occupancy shall be subject to all the provisions of this Lease other than the payment of rent, including, without limitation, Tenant's compliance with the insurance requirements of Article 11. Said early possession shall not advance the Termination Date.

3.           RENT.

3.1           Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term, except that rent for the first full month for which rent is payable hereunder shall be paid upon the execution of this Lease. The Monthly Installment of Rent in effect at any time shall be one-twelfth (1/12) of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon the number of days in such month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand, at the Rent Payment Address, as set forth on the Reference Pages, or to such other person or at such other place as Landlord may from time to time designate in writing. If an Event of Default occurs, Landlord may require by notice to Tenant that all subsequent rent payments be made by an automatic payment from Tenant's bank account to Landlord's account, without cost to Landlord. Tenant must implement such automatic payment system prior to the next scheduled rent payment or within ten (10) days after Landlord's notice, whichever is later. Unless specified in this Lease to the contrary, all amounts and sums payable by Tenant to Landlord pursuant to this Lease shall be deemed additional rent.

3.2           Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid within five (5) days after such rent or other sum becomes due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the greater of: (a) Fifty Dollars ($50.00), or (b) six percent (6%) of the unpaid rent or other payment. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant's obligation for each successive month until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord's remedies pursuant to Article 19 of this Lease in the event said rent or other payment is unpaid after date due.

4.           RENT ADJUSTMENTS.

4.1           For the purpose of this Article 4, the following terms are defined as follows:

4.1.1           Lease Year: Each fiscal year (as determined by Landlord from time to time) falling partly or wholly within the Term.

4.1.2           Expenses: All costs of operation, maintenance, repair, replacement and management of the Building (including the amount of any credits which Landlord may grant to particular tenants of the Building in lieu of providing any standard services or paying any standard costs described in this Section 4.1.2 for similar tenants), as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements deemed by Landlord to be reasonably necessary or desirable and relating in any manner to the protection, preservation, or operation of the Building or any part thereof; utility costs, including, but not limited to, the cost of heat, light, power, steam, gas; waste disposal; the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); costs of cleaning, repairing, replacing and maintaining the common areas, including parking and landscaping, window cleaning costs; labor costs; costs and expenses of managing the Building including management and/or administrative fees (which management fees shall not, for any calendar year during the initial Term of this Lease, exceed five percent (5%) of the gross receipts from the Building in such year); air conditioning maintenance costs; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment; current rental and leasing costs of items which would be capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. In addition, Landlord shall be entitled to recover, as additional rent (which, along with any other capital expenditures constituting Expenses, Landlord may either include in Expenses or cause to be billed to Tenant along with Expenses and Taxes but as a separate item), Tenant's Proportionate Share of: (i) an allocable portion of the cost of capital improvement items which are reasonably calculated to reduce operating expenses; (ii) the cost of fire sprinklers and suppression systems and other life safety systems; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed; but the costs described in this sentence shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time. Expenses shall not include the following:

(a)           original Building construction costs, including the cost of correcting defects in such construction, except that conditions resulting from ordinary wear and tear, use, or vandalism shall not be deemed defects for purposes of this exclusion;

(b)           marketing or advertising costs to solicit new tenants;

(c)           wages, salaries, or other compensation payable to any employee of Landlord above the grade of building manager or property manager;

(d)           repair, restoration, or maintenance costs occasioned by fire, windstorm, or other casualty or the exercise of the right of eminent domain, which are reimbursed by third parties (including insurers), exclusive of reasonable deductibles which shall be included in Expenses;

(e)           expenses in connection with services or benefits of a type that are not offered to Tenant, but which are offered to another tenant or occupant;

(f)           Landlord's general administrative overhead expenses and partnership or corporate accounting fees;

(g)           costs which are reimbursed by tenants of the Building (other than as part of their proportionate share of Expenses) and costs which are reimbursed by other third parties (including costs which are covered by a warranty, guarantee, or service contract);

(h)           payments of interest on long-term debt or amortization payments on any mortgage executed by Landlord covering the Building or rental payments under any ground or underlying leases (except to the extent the same may be made to pay or reimburse, or may be measured by, ad valorem taxes or insurance premiums);

(i)           costs of selling, syndicating, financing, mortgaging, or hypothecating any of Landlord's interest in the Building;

(j)           any interest or penalties due to late payment by Landlord of any Expenses;

(k)           depreciation or amortization of the Building or equipment in the Building except as provided herein,

(l)           except for the removal of reasonable quantities of Hazardous Materials used in the ordinary course of operation of a building, costs and disbursements relating to or arising from the handling, removal, treatment, or disposal of asbestos or other Hazardous Materials (as hereinafter defined) in the Building;

(m)           costs incurred in renovating or improving vacant space for tenants or prospective tenants of the Building;

(n)           any fines or penalties incurred due to violations by Landlord of any governmental rule or authority;

(o)           leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred in connection with negotiations or disputes with tenants or leasing space to tenants or prospective tenants of the Building; or

(p)           the cost of any replacement of the entire roof and any maintenance, repair, or replacement of the structural portions of the foundation and exterior walls of the Building.

4.1.3           Taxes: Real estate taxes and any other taxes, charges and assessments which are levied with respect to the Building or the land appurtenant to the Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; all fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year; and all taxes of whatsoever nature that are imposed wholly or in part in substitution for, or in lieu of, any of the taxes, charges, and assessments included in this definition of Taxes. Taxes shall not include any estate or inheritance tax, federal net income tax or sales or use tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building or any taxes to be paid by Tenant pursuant to Article 28. If, due to a change in a method of taxation, any tax shall be levied against Landlord wholly or in part in substitution for, or in lieu of, a tax otherwise recoverable under this Section 4.1.3, such other tax shall be deemed to be a Tax for the purposes of this Section 4.1.3 to the extent not reimbursable by Tenant to Landlord under Article 28 of this Lease. Landlord shall retain the sole right to participate in any proceedings to establish or contest the amount of Taxes to be paid in connection with the Building; provided, however, Landlord shall, in good faith, take all commercially reasonable action to minimize Taxes.

4.2           Tenant shall pay as additional rent for each Lease Year Tenant's Proportionate Share of Expenses and Taxes incurred for such Lease Year. Tenant shall remain obligated to pay Tenant's Proportionate Share of Expenses and Taxes for the two-month period during which no Monthly Installments of Rent are payable.

4.3           The annual determination of Expenses shall be made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 4.3. During the Term, Tenant may review, at Tenant's sole cost and expense, the books and records supporting such determination in an office of Landlord, or Landlord's agent, during normal business hours, upon giving Landlord five (5) days advance written notice within sixty (60) days after receipt of such determination, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one of regional standing which is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Tenant fails to object to Landlord's determination of Expenses within ninety (90) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such determination and shall have no further right to object to or contest such determination. In the event that during all or any portion of any Lease Year or Base Year, the Building is not fully rented and occupied Landlord shall make an appropriate adjustment in occupancy-related Expenses for such year for the purpose of avoiding distortion of the amount of such Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Landlord had the Building been at least ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Expenses for such Lease Year.

4.4           Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant's liability for Expenses and/or Taxes under Section 4.2, Article 6 and Article 28 for the Lease Year or portion thereof. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until further written notification to Tenant pursuant hereto.

4.5           When the above mentioned actual determination of Tenant's liability for Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1           If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Expenses and/or Taxes for the Lease Year is less than Tenant's liability for Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord's bill therefor; and

4.5.2           If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Expenses and/or Taxes for the Lease Year is more than Tenant's liability for Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 4, or, if the Lease has terminated, refund the difference in cash.

4.6           If the Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant's liability for Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

4.7           Notwithstanding anything contained herein or in this Lease to the contrary, it is understood and agreed that for purposes of calculating Tenant's Proportionate Share of Expenses (excluding Non-Controllable Expenses, as hereinafter defined) in any Lease Year in the initial Term of this Lease after calendar year 2008, the amount of Expenses (excluding Non-Controllable Expenses) shall be limited to the percentages of the actual amount of Expenses (excluding Non-Controllable Expenses) in calendar year 2008 set forth below:

Lease Year	% of the Actual Amount of Expenses (excluding Non- Controllable Expenses) in Calendar Year 2008
2009	103%
2010	106%
2011	109%
2012	113%
2013	116%

As used herein, the term "Non-Controllable Expenses" shall mean insurance premiums, utility charges, management fees, governmentally mandated charges (including sales tax), and the cost for snow removal and security services. Tenant's liability for Non-Controllable Expenses and Taxes in any given Lease Year shall not be similarly limited, and therefore, Tenant shall remain liable for the full amount of Tenant's Proportionate Share of Non-Controllable Expenses and Taxes in any Lease Year.

5.           INTENTIONALLY DELETED.

6.           ALTERATIONS.

6.1           Except for those, if any, specifically provided for in Exhibit B to this Lease, Tenant shall not make or suffer to be made any alterations, additions, or improvements, including, but not limited to, the attachment of any fixtures or equipment in, on, or to the Premises or any part thereof or the making of any improvements as required by Article 7, without the prior written consent of Landlord. When applying for such consent, Tenant shall, if requested by Landlord, furnish complete plans and specifications for such alterations, additions and improvements. Landlord's consent shall not be unreasonably withheld with respect to alterations which (i) are not structural in nature, (ii) are not visible from the exterior of the Building, (iii) do not affect or require modification of the Building's electrical, mechanical, plumbing, HVAC or other systems, and (iv) in aggregate do not cost more than $5.00 per rentable square foot of that portion of the Premises affected by the alterations in question.

6.2           In the event Landlord consents to the making of any such alteration, addition or improvement by Tenant, the same shall be made by using either Landlord's contractor or a contractor reasonably approved by Landlord, in either event at Tenant's sole cost and expense. If Tenant shall employ any contractor other than Landlord's contractor and such other contractor or any subcontractor of such other contractor shall employ any non-union labor or supplier, Tenant shall be responsible for and hold Landlord harmless from any and all delays, damages and extra costs suffered by Landlord as a result of any dispute with any labor unions concerning the wage, hours, terms or conditions of the employment of any such labor. In any event Landlord may charge Tenant a construction management fee not to exceed three percent (3%) of the cost of such work to cover its overhead as it relates to such proposed work, plus third-party costs actually incurred by Landlord in connection with the proposed work and the design thereof, with all such amounts being due five (5) days after Landlord's demand.

6.3           All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations, using Building standard materials where applicable, and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic's, materialmen's or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord's election said sums shall be paid in the same way as sums due under Article 4. Landlord may, as a condition to its consent to any particular alterations or improvements, require Tenant to deposit with Landlord the amount reasonably estimated by Landlord as sufficient to cover the cost of removing such alterations or improvements and restoring the Premises, to the extent required under Section 26.2.

7.           REPAIR.

7.1           Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B if attached to this Lease and except that Landlord shall repair and maintain, in good order and repair, the structural portions of the roof, foundation and walls of the Building. Landlord shall additionally repair and maintain the parking, driveways, and sidewalk areas which comprise a part of the Building. The cost of Landlord's repair and maintenance obligations under this Section 7.1 will be included as Expenses under Article 4 of this Lease. Landlord agrees that the mechanical, electrical, plumbing, and heating, ventilating, and air conditioning systems serving the Premises shall be in good working condition on the date that Landlord delivers possession of the Premises to Tenant. By taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them, except as set forth in the punch list to be delivered pursuant to Section 2.1. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.2           Tenant shall at its own cost and expense keep and maintain all parts of the Premises and such portion of the Building and improvements as are within the exclusive control of Tenant in good condition, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original (including, but not limited to, repair and replacement of all fixtures installed by Tenant, water heaters serving the Premises, windows, glass and plate glass, doors, exterior stairs, skylights, any special office entries, interior walls and finish work, floors and floor coverings, heating and air conditioning systems serving the Premises, electrical systems and fixtures, sprinkler systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, and performance of regular removal of trash and debris). Tenant as part of its obligations hereunder shall keep the Premises in a clean and sanitary condition. Tenant will, as far as possible keep all such parts of the Premises from deterioration due to ordinary wear and from falling temporarily out of repair, and upon termination of this Lease in any way Tenant will yield up the Premises to Landlord in good condition and repair, loss by fire or other casualty excepted (but not excepting any damage to glass). Tenant shall, at its own cost and expense, repair any damage to the Premises or the Building resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, employees, contractors, invitees, or any other person entering upon the Premises as a result of Tenant's business activities or caused by Tenant's default hereunder.

7.3           Except as provided in Article 22 and except to the extent caused by Landlord's gross negligence or willful misconduct, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Except to the extent, if any, prohibited by law, Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect.

7.4           Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/ service contract with a maintenance contractor approved by Landlord for servicing all heating and air conditioning systems and equipment serving the Premises (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord's overhead.

7.5           Landlord shall coordinate any repairs and other maintenance of any railroad tracks serving the Building and, if Tenant uses such rail tracks, Tenant shall reimburse Landlord or the railroad company from time to time upon demand, as additional rent, for its share of the costs of such repair and maintenance and for any other sums specified in any agreement to which Landlord or Tenant is a party respecting such tracks, such costs to be borne proportionately by all tenants in the Building using such rail tracks, based upon the actual number of rail cars shipped and received by such tenant during each calendar year during the Term.

8.           LIENS. Tenant shall keep the Premises, the Building and appurtenant land and Tenant's leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant fails, within ten (10) days following the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) days of Landlord's demand.

9.           ASSIGNMENT AND SUBLETTING.

9.1 Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, and shall not make, suffer or permit such assignment, subleasing or occupancy without the prior written consent of Landlord, such consent not to be unreasonably withheld, and said restrictions shall be binding upon any and all assignees of the Lease and subtenants of the Premises. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least sixty (60) days but no more than one hundred twenty (120) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease or assignment and copies of financial reports and other relevant financial information of the proposed subtenant or assignee.

9.2           Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant's obligations under this Lease.

9.3           In addition to Landlord's right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice given by Landlord to Tenant within thirty (30) days following Landlord's receipt of Tenant's written notice as required above. However, if Tenant notifies Landlord, within five (5) days after receipt of Landlord's termination notice, that Tenant is rescinding its proposed assignment or sublease, the termination notice shall be void and the Lease shall continue in full force and effect. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant's notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, the rent to be paid from time to time during the unexpired Term shall abate proportionately based on the proportion by which the approximate square footage of the remaining portion of the Premises shall be less than that of the Premises as of the date immediately prior to such recapture. Tenant shall, at Tenant's own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 9.3 and rented by Landlord to the proposed tenant or any other tenant.

9.4           In the event that Tenant sells, sublets, assigns or transfers this Lease, Tenant shall pay to Landlord as additional rent an amount equal to seventy-five percent (75%) of the excess of any Increased Rent (as defined below) over the Costs Component (as defined below), when and as such Increased Rent is received by Tenant. As used in this Section, "Increased Rent" shall mean the excess of (i) all rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith. The "Costs Component" is that amount which, if paid monthly, would fully amortize on a straight-line basis, over the entire period for which Tenant is to receive Increased Rent, the reasonable costs incurred by Tenant for leasing commissions and tenant improvements in connection with such sublease, assignment or other transfer.

9.5           Notwithstanding any other provision hereof, it shall be considered reasonable for Landlord to withhold its consent to any assignment of this Lease or sublease of any portion of the Premises if at the time of either Tenant's notice of the proposed assignment or sublease or the proposed commencement date thereof, there shall exist any uncured default of Tenant or matter which will become a default of Tenant with passage of time unless cured, or if the proposed assignee or sublessee is an entity: (a) with which Landlord is already in negotiation; (b) is already an occupant of the Building unless Landlord is unable to provide the amount of space required by such occupant; (c) is a governmental agency; (d) is incompatible with the character of occupancy of the Building; (e) with which the payment for the sublease or assignment is determined in whole or in part based upon its net income or profits; or (f) would subject the Premises to a use which would: (i) involve increased personnel or wear upon the Building; (ii) violate any exclusive right granted to another tenant of the Building; (iii) require any addition to or modification of the Premises or the Building in order to comply with building code or other governmental requirements; or, (iv) involve a violation of Section 1.2. Tenant expressly agrees that for the purposes of any statutory or other requirement of reasonableness on the part of Landlord, Landlord's refusal to consent to any assignment or sublease for any of the reasons described in this Section 9.5, shall be conclusively deemed to be reasonable.

9.6           Upon any request to assign or sublet, Tenant will pay to Landlord the Assignment/Subletting Fee plus, on demand, a sum equal to all of Landlord's costs, including reasonable attorney's fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord's consent is not required for, such assignment, pledge or sublease. Any purported sale, assignment, mortgage, transfer of this Lease or subletting which does not comply with the provisions of this Article 9 shall be void.

9.7           If Tenant is a corporation, limited liability company, partnership or trust, any transfer or transfers of or change or changes within any twelve (12) month period in the number of the outstanding voting shares of the corporation or limited liability company, the general partnership interests in the partnership or the identity of the persons or entities controlling the activities of such partnership or trust resulting in the persons or entities owning or controlling a majority of such shares, partnership interests or activities of such partnership or trust at the beginning of such period no longer having such ownership or control shall be regarded as equivalent to an assignment of this Lease to the persons or entities acquiring such ownership or control and shall be subject to all the provisions of this Article 9 to the same extent and for all intents and purposes as though such an assignment.

9.8 Notwithstanding anything to the contrary set forth herein, Tenant shall be permitted to assign this Lease, or sublet all or a portion of the Premises, to an Affiliate (as hereinafter defined) of Tenant without the prior consent of Landlord, if all of the following conditions are first satisfied:

(a)	Tenant shall give Landlord at least thirty (30) days prior written notice of such assignment or subletting;

(b)	No Event of Default (or event which, with notice or lapse of time or both, would constitute an Event of Default) has occurred and is continuing under this Lease;

(c)
A fully executed copy of such assignment or sublease, the assumption of this Lease by the assignee or acceptance of the sublease by the sublessee, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord;

(d)	The Premises shall continue to be operated solely for the use specified in this Lease;

(e)	Tenant shall pay all costs reasonably incurred by Landlord in connection with such assignment or subletting, including, without limitation, attorney's fees;

(f)	Tenant's Affiliate remains an Affiliate of Tenant during the Term of this Lease; and

(g)	LMI Aerospace, Inc. remains the guarantor of all obligations under this Lease.

As used herein, the term "Affiliate" shall mean an entity (i) which directly or indirectly controls Tenant, (ii) which is under the direct or indirect control of Tenant, (iii) which is under common direct or indirect control with Tenant, (iv) with which Tenant is merged or consolidated, or (v) which acquires all or substantially all of the assets or stock of Tenant. Control shall mean ownership of fifty-one percent (51%) or more of the voting securities or rights of the controlled entity.

Tenant acknowledges and agrees (and agrees at the time of such assignment or subletting to confirm) that in each instance described above, Tenant and any and all guarantors of Tenant's obligations under this Lease shall remain liable for the performance of the terms and conditions of this Lease despite such assignment or subletting.

10.           INDEMNIFICATION. None of the Landlord Entities shall be liable and Tenant hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises or the Building by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works or appliances, the Building not being in good condition or repair, gas, fire, oil, electricity or theft), except that Landlord will indemnify and hold Tenant harmless from such claims to the extent caused by or arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors or any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to this Lease. Tenant shall protect, indemnify and hold the Landlord Entities harmless from and against any and all loss, claims, liability or costs (including court costs and attorney's fees) actually incurred by any Landlord Entity by reason of (a) any damage to any property (including but not limited to property of any Landlord Entity) or any injury (including but not limited to death) to any person occurring in, on or about the Premises or the Building to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant or any Tenant Entity to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Tenant in or about the Premises or from transactions of the Tenant concerning the Premises; (c) Tenant's failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or (d) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to this Lease. The provisions of this Article shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination.

11.           INSURANCE.

11.1           Tenant shall keep in force throughout the Term: (a) a Commercial General Liability insurance policy or policies to protect the Landlord Entities against any liability to the public or to any invitee of Tenant or a Landlord Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of $1,000,000.00 per occurrence and $2,000,000.00 in the annual aggregate, or such larger amount as is commercially reasonable and which Landlord may prudently require from time to time, covering bodily injury and property damage liability and $1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of $1,000,000 per accident; (c) Worker's Compensation Insurance with limits as required by statute and Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; (d) All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant's alterations, additions, improvements, carpeting, floor coverings, panelings, decorations, fixtures, inventory and other business personal property situated in or about the Premises to the full replacement value of the property so insured; and, (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six (6) months of income.

11.2           The aforesaid policies shall (a) be provided at Tenant's expense; (b) name the Landlord Entities as additional insureds (General Liability) and loss payee for purposes of Tenant's alterations, additions, improvements, carpeting, floor coverings, panelings, and fixtures (Property—Special Form); (c) be issued by an insurance company with a minimum Best's rating of "A-:VII" during the Term; and (d) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Landlord; a certificate of Liability insurance on ACORD Form 25 and a certificate of Property insurance on ACORD Form' 28 shall be delivered to Landlord by Tenant upon the Commencement Date and at least thirty (30) days prior to each renewal of said insurance.

11.3           Whenever Tenant shall undertake any alterations, additions or improvements in, to or about the Premises ("Work") the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Landlord shall require; and the policies of or certificates evidencing such insurance must be delivered to Landlord prior to the commencement of any such Work.

12.           WAIVER OF SUBROGATION. So long as their respective insurers so permit, Tenant and Landlord hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, All Risks or other property insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

13.           SERVICES AND UTILITIES. Landlord acknowledges that water, gas, telephone, and electricity service is available at the Premises. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. If any such services are not separately metered to Tenant, Tenant shall pay such proportion of all charges jointly metered with other premises as determined by Landlord, in its sole discretion, to be reasonable. Any such charges paid by Landlord and assessed against Tenant shall be immediately payable to Landlord on demand and shall be additional rent hereunder. Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to other tenants in the Building. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises.

14.           HOLDING OVER. Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate ("Holdover Rate") which shall be One Hundred Fifty Percent (150%) of the greater of (a) the amount of the Annual Rent for the last period prior to the date of such termination plus all Rent Adjustments under Article 4; and (b) the then market rental value of the Premises as determined by Landlord assuming a new lease of the Premises of the then usual duration and other terms, in either case, prorated on a daily basis, and also pay all damages sustained by Landlord by reason of such retention. If Landlord gives notice to Tenant of Landlord's election to such effect, such holding over shall constitute renewal of this Lease for a period from month to month or one (1) year, whichever shall be specified in such notice, in either case at the Holdover Rate, but if the Landlord does not so elect, no such renewal shall result notwithstanding acceptance by Landlord of any sums due hereunder after such termination; and instead, a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord's right of reentry or any other right under this Lease or at law.

15.           SUBORDINATION. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to ground or underlying leases and to the lien of any mortgages or deeds of trust now or hereafter placed on, against or affecting the Building, Landlord's interest or estate in the Building, or any ground or underlying lease; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant's interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument. Notwithstanding the foregoing, Tenant covenants and agrees to execute and deliver within ten (10) days of Landlord's request such further instruments evidencing such subordination or superiority of this Lease as may be required by Landlord, provided that Tenant shall be required to execute a subordination agreement for the benefit of the holder of a future deed of trust or mortgage only if the beneficiary or mortgagee thereunder executes a non-disturbance agreement in commercially reasonable form.

16.           RULES AND REGULATIONS. Tenant shall faithfully observe and comply with all the rules and regulations as set forth in Exhibit D to this Lease and all reasonable and non-discriminatory modifications of and additions to them from time to time put into effect by Landlord. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any such rules and regulations.

17.           REENTRY BY LANDLORD.

17.1           Landlord reserves and shall at all times have the right, upon 24 hours' prior verbal notice (except in the event of an emergency or for supplying routine services requested by Tenant), to re-enter the Premises, to inspect the same, to show said Premises to prospective purchasers or mortgagees or, during the last nine (9) months of the Term, to prospective tenants, and to alter, improve or repair the Premises and any portion of the Building, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably. Tenant shall be entitled to arrange for an authorized representative of Tenant to accompany Landlord on any such reentry. Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known. In the event that Landlord damages any portion of any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable but shall not be required to repair or replace more than the portion actually damaged. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 17.

17.2           For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant's vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises. As to any portion to which access cannot be had by means of a key or keys in Landlord's possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord within five (5) days of Landlord's demand.

18.           DEFAULT.

18.1           Except as otherwise provided in Article 20, the following events shall be deemed to be Events of Default under this Lease:

18.1.1                       Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of five (5) days after written notice that such payment was not made when due, but if any such notice shall be given, for the twelve (12) month period commencing with the date of such notice, the failure to pay within five (5) days after due any additional sum of money becoming due to be paid to Landlord under this Lease during such period shall be an Event of Default, without notice.

18.1.2                      Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within twenty (20) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant provided, however, that such failure shall not be an event of default if such failure could not reasonably be cured during such twenty (20) day period, Tenant has commenced the cure within such twenty (20) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed ninety (90) days.

18.1.3                      Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant's right to possession only.

18.1.4                      Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.5                      A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

19.           REMEDIES.

19.1           Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

19.1.1                      Landlord may, at its election, terminate this Lease or terminate Tenant's right to possession only, without terminating the Lease.

19.1.2                      Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant's right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord's former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant's signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord's right to rent or any other right given to Landlord under this Lease or by operation of law.

19.1.3                      Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount equal to the then present value of the rent reserved in this Lease for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue;
the value of the time and expense necessary to obtain a replacement tenant or tenants, and the estimated expenses described in Section 19.1.4 relating to recovery of the Premises, preparation for reletting and for reletting itself; and
the cost of performing any other covenants which would have otherwise been performed by Tenant.

19.1.4                      Upon any termination of Tenant's right to possession only without termination of the Lease:

19.1.4.1                      Neither such termination of Tenant's right to possession nor Landlord's taking and holding possession thereof as provided in Section 19.1.2 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant's obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall continue to pay to Landlord the entire amount of the rent as and when it becomes due, including any amounts treated as additional rent under this Lease, for the remainder of the Term plus any other sums provided in this Lease to be paid by Tenant for the remainder of the Term.

19.1.4.2                      Landlord shall use commercially reasonable efforts to relet the Premises or portions thereof to the extent required by applicable law. Landlord and Tenant agree that nevertheless Landlord shall at most be required to use only the same efforts Landlord then uses to lease premises in the Building generally and that in any case that Landlord shall not be required to give any preference or priority to the showing or leasing of the Premises or portions thereof over any other space that Landlord may be leasing or have available and may place a suitable prospective tenant in any such other space regardless of when such other space becomes available and that Landlord shall have the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet only a portion of the Premises, or a portion of the Premises or the entire Premises as a part of a larger area, and the right to change the character or use of the Premises. In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall pay the cost thereof, together with Landlord's expenses of reletting, including, without limitation, any commission incurred by Landlord, within five (5) days,of Landlord's demand. Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a credit-worthiness acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker's commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

19.1.4.3                      Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 19.1.3, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord's expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney's fees and broker's commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises; and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article 19 as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant's future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant's benefit.

19.2           Upon the occurrence of an Event of Default, Landlord may (but shall not be obligated to) cure such default at Tenant's sole expense. Without limiting the generality of the foregoing, Landlord may, at Landlord's option, enter into and upon the Premises if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease or to otherwise effect compliance with its obligations under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant's business resulting therefrom and Tenant agrees to reimburse Landlord within five (5) days of Landlord's demand as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease, plus interest from the date of expenditure by Landlord at the Wall Street Journal prime rate.

19.3           Tenant understands and agrees that in entering into this Lease, Landlord is relying upon receipt of all the Annual and Monthly Installments of Rent to become due with respect to all the Premises originally leased hereunder over the full Initial Term of this Lease for amortization, including interest at the Amortization Rate. For purposes hereof, the "Concession Amount" shall be defined as the aggregate of all amounts forgone or expended by Landlord as free rent under the lease, under Exhibit B hereof for construction allowances (excluding therefrom any amounts expended by Landlord for Landlord's Work, as defined in Exhibit B), and for brokers' commissions payable by reason of this Lease. Accordingly, Tenant agrees that if this Lease or Tenant's right to possession of the Premises leased hereunder shall be terminated as of any date ("Default Termination Date") prior to the expiration of the full Initial Term hereof by reason of a default of Tenant, there shall be due and owing to Landlord as of the day prior to the Default Termination Date, as rent in addition to all other amounts owed by Tenant as of such Date, the amount ("Unamortized Amount") of the Concession Amount determined as set forth below; provided, however, that in the event that such amounts are recovered by Landlord pursuant to any other provision of this Article 19, Landlord agrees that it shall not attempt to recover such amounts pursuant to this Section 19.3. For the purposes hereof, the Unamortized Amount shall be determined in the same manner as the remaining principal balance of a mortgage with interest at the Amortization Rate payable in level payments over the same length of time as from the effectuation of the Concession concerned to the end of the full Initial Term of this Lease would be determined. The foregoing provisions shall also apply to and upon any reduction of space in the Premises, as though such reduction were a termination for Tenant's default, except that (i) the Unamortized Amount shall be reduced by any amounts paid by Tenant to Landlord to effectuate such reduction and (ii) the manner of application shall be that the Unamortized Amount shall first be determined as though for a full termination as of the Effective Date of the elimination of the portion, but then the amount so determined shall be multiplied by the fraction of which the numerator is the rentable square footage of the eliminated portion and the denominator is the rentable square footage of the Premises originally leased hereunder; and the amount thus obtained shall be the Unamortized Amount.

19.4           If, on account of any breach or default by Tenant in Tenant's obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney or collection agency concerning or to enforce or defend any of Landlord's rights or remedies arising under this Lease or to collect any sums due from Tenant, Tenant agrees to pay all costs and fees so incurred by Landlord, including, without limitation, reasonable attorneys' fees and costs. TENANT EXPRESSLY WAIVES ANY RIGHT TO: (A) TRIAL BY JURY; AND (B) SERVICE OF ANY NOTICE REQUIRED BY ANY PRESENT OR FUTURE LAW OR ORDINANCE APPLICABLE TO LANDLORDS OR TENANTS BUT NOT REQUIRED BY THE TERMS OF THIS LEASE.

19.5           Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

19.6           No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord's acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default or of Landlord's right to enforce any such remedies with respect to such Default or any subsequent Default.

19.7           To secure the payment of all rentals and other sums of money becoming due from Tenant under this Lease, Landlord shall have and Tenant grants to Landlord a first lien upon the leasehold interest of Tenant under this Lease, which lien may be enforced in equity, and a continuing security interest upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord under this Lease shall first have been paid and discharged. Upon the occurrence of an Event of Default, Landlord shall have, in addition to any other remedies provided in this Lease or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Section 19.7 at public or private sale upon five (5) days' notice to Tenant. Tenant shall execute all such financing statements and other instruments as shall be deemed necessary or desirable in Landlord's discretion to perfect the security interest hereby created. To the extent Tenant receives financing secured by any or all of its personal property and such lender requires a subordination of Landlord's liens thereon, or if Tenant leases any equipment, Landlord agrees to execute and provide to such lender and/or equipment lessor a subordination agreement in Landlord's standard form.

19.8           Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord's option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

19.9           If more than one (1) Event of Default occurs during the Term or any renewal thereof, Tenant's renewal options, expansion options, purchase options and rights of first offer and/or refusal, if any are provided for in this Lease, shall be null and void.

20.           TENANT'S BANKRUPTCY OR INSOLVENCY.

20.1           If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a "Debtor's Law"):

20.1.1                      Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant's assets (each a "Tenant's Representative") shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor's Law. Without limitation of the generality of the foregoing, any right of any Tenant's Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

20.1.1.1                      Such Debtor's Law shall provide to Tenant's Representative a right of assumption of this Lease which Tenant's Representative shall have timely exercised and Tenant's Representative shall have fully cured any default of Tenant under this Lease.

20.1.1.2                      Tenant's Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three (3) months' rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant's Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant's Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant's obligations under this Lease.

20.1.1.3                      The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

20.1.1.4                      Landlord shall have, or would have had absent the Debtor's Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21.           QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

22.           CASUALTY.

22.1           In the event the Premises or the Building are damaged by fire or other cause and in Landlord's reasonable estimation such damage can be materially restored within one hundred eighty (180) days, Landlord shall forthwith repair the same and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage and the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within forty-five (45) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord's reasonable estimation of the length of time within which material restoration can be made, and Landlord's determination shall be binding on Tenant. For purposes of this Lease, the Building or Premises shall be deemed "materially restored" if they are in such condition as would not prevent or materially interfere with Tenant's use of the Premises for the purpose for which it was being used immediately before such damage.

22.2           If such repairs cannot, in Landlord's reasonable estimation, be made within one hundred eighty (180) days, Landlord and Tenant shall each have the option of giving the other, at any time within ninety (90) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3           Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any panelings, decorations, partitions, additions, railings, ceilings, floor coverings, office fixtures or any other property or improvements installed on the Premises by, or belonging to, Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4           In the event that Landlord should fail to complete such repairs and material restoration within forty-five (45) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term; provided, however, that if construction is delayed because of changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, government regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

22.5           Notwithstanding anything to the contrary contained in this Article: (a) Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damages resulting from any casualty covered by the provisions of this Article 22 occur during the last twelve (12) months of the Term or any extension thereof, but if Landlord determines not to repair such damages Landlord shall notify Tenant and if such damages shall render any material portion of the Premises untenantable or if the condition of the Premises prevents or materially interferes with Tenant's use of the Premises for the purpose for which it was being used immediately prior to such damage, Tenant shall have the right to terminate this Lease by notice to Landlord within fifteen (15) days after receipt of Landlord's notice; and (b) in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or Building requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term.

22.6           In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant's responsibility to properly secure the Premises and upon notice from Landlord to remove forthwith, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.

23.           EMINENT DOMAIN. If all or any substantial part of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease, except that Tenant may only terminate this Lease by reason of taking or appropriation, if such taking or appropriation shall be so substantial as to materially interfere with Tenant's use and occupancy of the Premises. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease. Landlord shall be entitled to any and all income, rent, award, or any interest whatsoever in or upon any such sum, which may be paid or made in connection with any such public or quasi-public use or purpose, and Tenant hereby assigns to Landlord any interest it may have in or claim to all or any part of such sums, other than any separate award which may be made with respect to Tenant's trade fixtures and moving expenses; Tenant shall make no claim for the value of any unexpired Term.

24.           SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord's successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25.           ESTOPPEL CERTIFICATES. Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by either Landlord or Tenant except as specified in Tenant's statement; and (e) such other matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser, and Tenant shall be liable for all loss, cost or expense resulting from the failure of any sale or funding of any loan caused by any material misstatement contained in such estoppel certificate. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such ten (10) day period Landlord or Landlord's beneficiary or agent may execute and deliver such certificate on Tenant's behalf, and that such certificate shall be fully binding on Tenant.

26.           SURRENDER OF PREMISES.

26.1           Tenant shall arrange to meet Landlord for two (2) joint inspections of the Premises, the first to occur at least thirty (30) days (but no more than sixty (60) days) before the last day of the Term, and the second to occur not later than forty-eight (48) hours after Tenant has vacated the Premises. In the event of Tenant's failure to arrange such joint inspections and/or participate in either such inspection, Landlord's inspection at or after Tenant's vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

26.2           All alterations, additions, and improvements in, on, or to the Premises made or installed by or for Tenant, including, without limitation, carpeting (collectively, "Alterations"), shall be and remain the property of Tenant during the Term. Upon the expiration or sooner termination of the Term, all Alterations shall become a part of the realty and shall belong to Landlord without compensation, and title shall pass to Landlord under this Lease as by a bill of sale. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises, together with all Alterations by whomsoever made, in the same conditions received or first installed, broom clean and free of all debris, excepting only ordinary wear and tear and damage by fire or other casualty. Notwithstanding the foregoing, if Landlord elects by notice given to Tenant at least ten (10) days prior to expiration of the Term, Tenant shall, at Tenant's sole cost, remove any Alterations, including carpeting, so designated by Landlord's notice, and repair any damage caused by such removal. Tenant must, at Tenant's sole cost, remove upon termination of this Lease, any and all of Tenant's furniture, furnishings, equipment, movable partitions of less than full height from floor to ceiling and other trade fixtures and personal property, as well as all data/telecommunications cabling and wiring installed by or on behalf of Tenant, whether inside walls, under any raised floor or above any ceiling (collectively, "Personalty"). Personalty not so removed shall be deemed abandoned by the Tenant and title to the same shall thereupon pass to Landlord under this Lease as by a bill of sale, but Tenant shall remain responsible for the cost of removal and disposal of such Personalty, as well as any damage caused by such removal. In lieu of requiring Tenant to remove Alterations and Personalty and repair the Premises as aforesaid, Landlord may, by written notice to Tenant delivered at least thirty (30) days before the Termination Date, require Tenant to pay to Landlord, as additional rent hereunder, the cost of such removal and repair in an amount reasonably estimated by Landlord.

26.3           All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount, as estimated by Landlord, necessary to repair and restore the Premises as provided in this Lease and/or to discharge Tenant's obligation for unpaid amounts due or to become due to Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied.

27.           NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, shall be transmitted by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Pages, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee. Any such notice or document may also be personally delivered if a receipt is signed by and received from, the individual, if any, named in Tenant's Notice Address.

28.           TAXES PAYABLE BY TENANT. In addition to rent and other charges to be paid by Tenant under this Lease, Tenant shall reimburse to Landlord, upon demand, any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any margin tax pursuant to Chapter 171 of the Texas Tax Code (as the same may be amended, renewed, or replaced from time to time) imposed on Landlord and computed with respect to rents payable under this Lease, and any gross income tax or excise tax levied by a State, any political subdivision thereof, or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant's gross receipts or payroll or the value of Tenant's equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. In addition to the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant's equipment, furniture, fixtures and other personal property of Tenant located in the Premises.

29.           INTENTIONALLY DELETED.

30.           DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease.

Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following "Landlord Entities", being Landlord, Landlord's investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them. Any option granted to Landlord shall also include or be exercisable by Landlord's trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms "Tenant" and "Landlord" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof. The term "rentable area" shall mean the rentable area of the Premises or the Building as calculated by the Landlord on the basis of the plans and specifications of the Building including a proportionate share of any common areas. Tenant hereby accepts and agrees to be bound by the figures for the rentable square footage of the Premises and Tenant's Proportionate Share shown on the Reference Pages; however, Landlord may adjust either or both figures if there is manifest error, addition or subtraction to the Building or any business park or complex of which the Building is a part, remeasurement or other circumstance reasonably justifying adjustment. The term "Building" refers to the structure in which the Premises are located and the common areas (parking lots, sidewalks, landscaping, etc.) appurtenant thereto. If the Building is part of a larger complex of structures, the term "Building" may include the entire complex, where appropriate (such as shared Expenses or Taxes) and subject to Landlord's reasonable discretion.

31.           TENANT'S AND LANDLORD'S AUTHORITY. If Tenant signs as a corporation, partnership, trust or other legal entity each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Lease, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, proof of due authorization by partners, opinion of counsel or other appropriate documentation reasonably acceptable to Landlord evidencing the due authorization of Tenant to enter into this Lease. Landlord hereby represents and warrants that it is the owner of the Building, that the entity executing this Lease on Landlord's behalf has full right and authority to enter into this Lease and that the person executing this Lease on such entity's behalf was authorized to do so.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons." If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

32.           FINANCIAL STATEMENTS AND CREDIT REPORTS. At Landlord's request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant's most recent audited financial statement, or, if unaudited, certified by Tenant's chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

33.           COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Pages.

34.           TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located.

35.           SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

36.           ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or any of its representatives or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

37.           EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained in this Lease to the contrary, Landlord may withhold delivery of possession of the Premises from Tenant until such time as Tenant has paid to Landlord the first month's rent as set forth in Article 3 and any sum owed pursuant to this Lease.

38.           RECORDATION. Tenant shall not record or register this Lease or a short form memorandum hereof without the prior written consent of Landlord, and then shall pay all charges and taxes incident such recording or registration.

39.           CONDITION TO EFFECTIVENESS. The effectiveness of this Lease is expressly conditioned upon the receipt by Landlord of a Continuing Lease Guaranty ("Guaranty") executed by LMI AEROSPACE, INC., a Missouri corporation, dated effective as of the date of this Lease, in form acceptable to Landlord. In the event that within ten (10) days after this Lease is fully executed by Landlord and Tenant, Landlord has not received the executed Guaranty, Landlord shall have the right to terminate this Lease upon written notice to Tenant.

40.           RENEWAL OPTION. Tenant shall have, at its option (each such option being referred to herein as a "Renewal Option"), the right to renew and extend this Lease for two consecutive terms of five (5) years each (each such renewal term being referred to herein as a "Renewal Term"). The first Renewal Term shall commence immediately upon the expiration of the initial Term and the second Renewal Term shall commence immediately upon the expiration of the first Renewal Term by Tenant's giving written notice thereof to Landlord no earlier than twelve (12) months, and no later than nine (9) months, prior to the expiration of the then existing initial Term or Renewal Term, as the case may be. Once Tenant shall exercise any Renewal Option, Tenant may not thereafter revoke such exercise, except as expressly set forth below. Tenant shall not have the right to exercise any Renewal Option at a time that an Event of Default (or an event which with notice and/or lapse of time could become an Event of Default) under this Lease has occurred. Tenant's failure to exercise timely a Renewal Option for any reason whatsoever shall conclusively be deemed a waiver of such Renewal Option and any future Renewal Option. At Landlord's option, Landlord may adjust the Annual Rent for any Renewal Term to an annual rate equal to the Fair Market Value Rate (as hereinafter defined) as of the commencement of such Renewal Term. As used in this Lease, "Fair Market Value Rate" shall mean the fair market value rental rate per square foot of rentable area per year in effect at the commencement of the applicable Renewal Term for comparable tenants taking comparable space in comparable conditions under comparable terms in comparable buildings in the same rental market (hereinafter called "Comparable Buildings"); provided, however, that in no event shall the Annual Rent for the first Renewal Tenn be less than the Annual Rent for the last twelve (12) months of the initial Term and in no event shall the Annual Rent for the second Renewal Term be less than the Annual Rent for the last twelve (12) months of the immediately preceding Renewal Term. It is also agreed and understood that the Fair Market Value Rate shall include: (a) rent; and (b) rental operating expenses, property tax, and utility and expense adjustments that are being included as part of the terms and conditions of industrial tenant leases for comparable tenants in Comparable Buildings as of the time of determination of the Fair Market Value Rate. Landlord shall advise Tenant within fifteen (15) days after Tenant exercises any Renewal Option of the Fair Market Value Rate which shall be in effect as of the commencement date of the respective Renewal Term. Tenant shall then have fifteen (15) days to notify Landlord of its acceptance or rejection of the Fair Market Value Rate for such Renewal Term. In the event Tenant fails to so notify Landlord within such fifteen (15) day period, Tenant shall be deemed to have accepted the Fair Market Value Rate proposed by Landlord. Notwithstanding the prohibition on Tenant's right to revoke its exercise of the Renewal Option, in the event Tenant and Landlord are unable to agree on the Fair Market Value Rate for any Renewal Term within sixty (60) days after Tenant exercises its Renewal Option for such Renewal Term, Tenant shall be deemed to have revoked the Renewal Option and such Renewal Option, together with any future Renewal Option, shall be deemed null and void and of no further force or effect. Tenant shall take the Premises "as is" for any Renewal Term and Landlord shall have no obligation to make any improvements or alterations to the Premises. Except as set forth in this Article, the leasing of the Premises for any Renewal Term shall be upon the same terms and conditions as the leasing of the Premises for the initial Term and shall be upon and subject to all of the provisions of this Lease. Any Renewal Option granted to Tenant under this Article shall be personal to Tenant and shall not be transferred, encumbered, or assigned by Tenant or in any manner transferred to, or exercised by, any subtenant of Tenant.

41.           EXTERIOR SIGN. Tenant shall have the right to design, fabricate, and install an exterior sign containing Tenant's name above the entrance to the Premises. Such sign must be professionally prepared in accordance with any and all applicable governmental laws, ordinances, and regulations. Landlord shall have the right to approve the design, size, and location of such sign, and Tenant shall submit sign plans and specifications to Landlord for prior written approval. Landlord's approval of the sign shall not, however, be construed as a representation or warranty of the compliance of such sign with applicable governmental laws, ordinances, and regulations. Any work relating to such sign, including the design, fabrication, and installation of such sign, shall be at Tenant's sole cost and expense.

42.           LIMITATION OF LANDLORD'S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord's interest in the Building. The obligations of Landlord under this Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager's trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

LANDLORD: ACQUIPORT DFWIP, INC., a Delaware corporation		TENANT: PRECISE MACHINE PARTNERS, L.L.P., a Texas limited liability partnership

By:	_____________________________________	By:	_____________________________________
Name:	Anthony James	Name:	_____________________________________
Title:	Vice President	Title:	_____________________________________
Dated:	________________________________, 2008	Dated:	________________________________, 2008